Exhibit 99.1

Medifirst Solutions Announces Successful Completion of Testing for the Time Machine Laser Series

FREEHOLD, NJ--(Marketwired - June 16, 2016) - MEDIFIRST SOLUTIONS, INC. (OTCQB: MFST) (the "Company" or "Medifirst") would like to update shareholders on its status regarding its FDA 510(k) submission for The Time Machine Laser Series.

Medifirst Solutions is pleased to announce that it has successfully completed testing its Time Machine Laser, TTML-8102000 Laser Thermal Therapeutic Device with Intertek. The testing was for IEC 60601-1-2 Medical Electrical Equipment Part 1-2: General Requirements for Safety: Electromagnetic Compatibility. According to Intertek's final EMC test report the evaluated product meets the requirements of this standard. The Infrared Laser at 810/830nm wavelength is indicated for temporary relief of minor muscle and joint pain, muscle spasm, temporary increase in local blood circulation and temporary relaxation of muscles by means of topical elevated tissue temperature from infrared spectral emissions. This test was part of the FDA's request for more information in response to the Medifirst filing for 510(k) clearance for its Time Machine Lasers Series.

Commented CEO Bruce J. Schoengood, "After many months of testing we are very pleased with the results and we look forward to completing the entire FDA 510(k) process. This is an exciting time for Medifirst and I'd like to thank all the shareholders for their patience and support." The company anticipates further updates in the upcoming days.

As previously announced, pending the successful FDA 510(k) clearance, Medifirst Solutions anticipates hiring and working with a leading public relations firm to gain exposure and awareness of The Time Machine Laser Series, which the company believes is a game changer in the laser industry. We are looking at firms that work with Fortune 500 companies including Medical and Pharmaceutical. Marketing and Public Relations will be the first step in rolling out the company sales division.

Medifirst Solutions has targeted dentists and oral surgeons as a sector that has great growth and sales potential for its Time Machine Laser Series. Continued Schoengood, "Our laser technology helps to reduce inflammation and swelling and we believe will be effective for patients suffering from TMJ. Working with our experienced team of laser engineers, the company goal is to provide hospitals, surgical centers and healthcare professionals with its Laser Series that meets all the FDA standards as required for a hand-held laser device."

About Medifirst Solutions, Inc.

Medifirst Solutions, Inc. is a Nevada corporation that is headquartered in New Jersey. The company seeks innovative medical and healthcare products and technologies which are targeted to both medical and healthcare professionals, as well as everyday consumers. Medifirst is developing and establishing both consumer and professional medical cliental that can serve as a pipeline that will allow for distribution of future products and services. For more details visit www.medifirstsolutions.com for more information.

About the Lasers

Medical Lasers Manufacturer, Inc., a Nevada company, ("MLM"), a Medifirst subsidiary, will specialize in producing high quality diode-pumped solid-state lasers. The laser division, including products and treatment programs, will be operated out of MLM. The company's focus is to help patients with specific cosmetic skin conditions, as well as relief of muscle and joint pain and muscle spasm and inflammation. Driven by the huge demand for minimally invasive skin and pain treatments, the global market for medical and therapeutic lasers have been estimated to grow as high as to $4 billion in 2015.

Forward-Looking Statements: The statements in this press release that relate to the company's expectations with regard to the future impact on the company's results from new products in development are forward-looking statements, and may involve risks and uncertainties, some of which are beyond our control. Such risks and uncertainties are described in greater detail in our filings with the U.S. Securities and Exchange Commission. Since the information in this press release may contain statements that involve risk and uncertainties and are subject to change at any time, the company's actual results may differ materially from expected results. We make no commitment to disclose any subsequent revisions to forward-looking statements.

Medifirst Solutions, Inc.
Investor Relations
(732) 786-8044
info@medifirstsolutions.com
www.medifirstsolutions.com